Exhibit 4(b)

               [FORM OF AMENDMENT NO. 1 TO RIGHTS AGREEMENT]



          Amendment No. 1 to Rights Agreement, dated as of August 11, 1998 (this "Amendment No. 1"), by and between First Union Real Estate Equity and Mortgage Investments, an Ohio business trust governed by the laws of the state of Ohio (the "Company"), and National City Bank, a national banking association (the "Rights Agent").

          WHEREAS, on March 7, 1990, the Company and the Rights Agent entered into a Rights Agreement (the "Rights Agreement"); and

          WHEREAS, the Company, with the approval of the Board of Trustees of the Company, and the Rights Agent, have mutually agreed to modify the terms of the Rights Agreement in certain respects.

          NOW, THEREFORE, in consideration of the promises and mutual agreements herein set forth, and intending to be legally bound hereby, the parties hereto agree that the Rights Agreement shall be and hereby is amended in the following manner:

          Section 1. Amendment of "Certain Definitions" Section.

          (a) Section 1(a) of the Rights Agreement is hereby amended (a) by deleting the word "and" that appears immediately before the words "provided further" and (b) by replacing the period at the end of the paragraph with the following:

          ", and provided further that, with respect to (a) any Person who or which acquired any Shares of Beneficial Interest (i) pursuant to the exercise of rights ("Rights") in accordance with the terms of the Trust's Rights Offering (the "Rights Offering") referred to in those certain Fixed Rate Loan Agreements, each dated as of August 11, 1998, by and among First Union Real Estate Equity and Mortgage Investments, as Borrower, Bankers Trust Company, as Agent, and the Lenders listed on the signature pages thereto, as Lenders, (ii) pursuant to any oversubscription privilege (the "Oversubscription Privilege") granted to such Person in accordance with the terms of the Rights Offering, or (iii) pursuant to any standby purchase commitment relating to the Rights Offering (each, a "Standby Purchase Commitment") and (b) any Associate or Affiliate of such Person, the "15%" figure in this paragraph shall be replaced with a percentage equal to the sum of (x) 15% plus (y) the percentage of such Person's beneficial ownership in the outstanding Shares of Beneficial Interest immediately after the acquisition of Shares of Beneficial Interest pursuant to (a) the exercise of Rights, (b) the Oversubscription Privilege and (c) the Standby Purchase Commitments minus (z) the percentage of such Person's beneficial ownership in the outstanding Shares of Beneficial Interest immediately prior to the purchase of any Shares of Beneficial Interest by any Person pursuant to (a) the exercise of Rights, (b) the Oversubscription Privilege or (c) any Standby Purchase Commitment."

          (b) Section 1(d) of the Rights Agreement is hereby amended by deleting word "and" immediately before the symbol "(y)" in the last paragraph of the subsection and by replacing the period at the end of the subsection with the following:

          ", and (z) a Person shall not be deemed to be the Beneficial Owner of, or to "beneficially own," any Shares of Beneficial Interest which may be purchased pursuant to the exercise of Rights, the Oversubscription Privilege, or a Standby Purchase Commitment until such shares are actually purchased and issued pursuant to the exercise of Rights, the Oversubscription Privilege, or a Standby Purchase Commitment, as the case may be."

          Section 2. Amendment of "Exercise of Rights; Purchase Price; Expiration Date of Rights" Section.

          Section 7(f) is hereby amended by replacing the period at the end of the second sentence with the following:

          ";provided, however, that the provisions of this sentence and the preceding sentence shall not apply to a Person for whom or for which the Trust has waived the 9.8% share ownership limitation (the "Limitation") set forth in Article VI, Section 6 of the Trust's By-Laws. With respect to any Person for whom or for which the Trust has not waived the Limitation and to whom or to which the provisions of the preceding two sentences are applicable, the Board of Trustees of the Trust may, in its sole discretion and without any obligation to do so, elect to issue or pay, upon the exercise of the Rights that are exercisable by such Person, cash, property, debt, voting or non-voting equity securities or any combination thereof, having an aggregate current fair market value equal to the difference between (a) the aggregate current Market Price of the Shares of Beneficial Interest which, but for the provisions of this Section 7(f), would have been issuable pursuant to the exercise of the Rights and (b) the aggregate Exercise Price of such Shares of Beneficial Interest, which Exercise Price is determined in accordance with Section 11(a)(ii)(C) hereof. For purposes of the preceding sentence, the determination of fair market value shall be in the sole and absolute discretion of the Board of Trustees of the Trust."

            Section 3. Amendment of "Determination and Actions by the Board of Trustees, etc." Section.

            Section 27 is hereby amended by adding the following after the phrase "or to amend or supplement the Agreement":

          "and a determination of the percentage of Shares of Beneficial Interest which a Person beneficially owns in accordance with Section 1(a) hereto".

          Section 4. No Personal Liability.

          Notwithstanding anything contained herein to the contrary, this Amendment No. 1 is made and executed on behalf of the Company, by its officers on behalf of the trustees thereof, and none of the trustees or any additional or successor trustee hereafter appointed, or any beneficiary, officer, employee, or agent of the Company shall have any liability in his personal or individual capacity, but instead, all parties shall look solely to the property and assets of the Company for satisfaction of claims of any nature arising under or in connection with this Amendment No. 1.

          IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.



Attest:                                   First Union Real Estate Equity and
                                          Mortgage Investments

By:   _________________________           By:  ___________________________
      Name:[            ]                      Name:  Steven M. Edelman
      Title:  Secretary                        Title: Interim Chief Executive
                                                      Officer
                                                      and Chief Financial
                                                      Officer



Attest:                                         National City Bank

By:   _________________________           By:  __________________________
      Name:  [          ]                      Name:  [          ]
      Title:                                   Title: